EXECUTION VERSION

ADMINISTRATIVE SERVICES AGREEMENT

by and between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

and

GREAT-WEST LIFE &ANNUITY INSURANCE COMPANY

Dated as of December 31, 2020

TABLE OF CONTENTS

		Page

Article I

DEFINITIONS

Section 1.01	Definitions	1
Section 1.02	Interpretation	7

Article II

APPOINTMENT; SERVICES; NOTIFICATION OF INTERESTED PARTIES

Section 2.01	Appointment	8
Section 2.02	Power of Attorney	9
Section 2.03	Notification of Interested Parties	10
Section 2.04	Ongoing Communications	10
Section 2.05	Coordinators	10

Article III

NEW INSURANCE POLICIES AND RENEWALS

Section 3.01	Authority	11
Section 3.02	Marketing Activities	12
Section 3.03	MassMutual Licenses; Certain Actions	12
Section 3.04	Termination of Authority	13

Article IV

STANDARDS AND PROVISION OF SERVICES

Section 4.01	Standards and Licenses for Services	14
Section 4.02	Decision Authority	14
Section 4.03	Legally Required MassMutual Actions	14
Section 4.04	Collection of Recoverables	15
Section 4.05	Product Filings	15
Section 4.06	Independent Contractor	15
Section 4.07	Additional Covenants of MassMutual	16

Article V

SEPARATE ACCOUNTS

Section 5.01	Access and Control	16
Section 5.02	Cloning of Separate Accounts	17

i

Article VI

PAYMENT FOR SERVICES AND EXCLUDED LIABILITIES SERVICES

Section 6.01	Fees for Services	17
Section 6.02	Excluded Liabilities Services	17

Article VII

REPORTS; BUSINESS RECORDS; BANK ACCOUNTS

Section 7.01	Reports	17
Section 7.02	Business Records and Access to Business Records	18
Section 7.03	Bank Accounts	19
Section 7.04	Remittances	20

Article VIII

INABILITY OR FAILURE TO PERFORM SERVICES

Section 8.01	Inability or Failure to Perform Services	20
Section 8.02	Force Majeure	21
Section 8.03	Errors	21

Article IX

REGULATORY ACTIONS AND LEGAL ACTIONS

Section 9.01	Regulatory Actions	22
Section 9.02	Defense of Regulatory Actions	23
Section 9.03	Notice of Litigation	24
Section 9.04	Defense of Litigation	24
Section 9.05	Cooperation	25

Article X

DURATION; TERMINATION

Section 10.01	Duration	26
Section 10.02	Termination	26
Section 10.03	Termination of Excluded Liabilities Services	27
Section 10.04	Survival	27

Article XI

OPERATIONS; INTELLECTUAL PROPERTY

Section 11.01	Operations	27

ii

Section 11.02	Use of Trademarks	28

Article XII

DISASTER RECOVERY

Section 12.01	Disaster Recovery	28

Article XIII

INDEMNIFICATION

Section 13.01	Indemnification by MassMutual	29
Section 13.02	Indemnification by the Administrator	29
Section 13.03	Certain Procedures	30
Section 13.04	Relationship with Reinsurance Agreement	30

Article XIV

COOPERATION; REGULATORY MATTERS

Section 14.01	Cooperation	30
Section 14.02	Compliance of the Covered Insurance Policies and Separate Accounts	30

Article XV

PRIVACY; INFORMATION SECURITY

Section 15.01	Generally	30
Section 15.02	Compliance with the California Consumer Privacy Act	31

Article XVI

INSURANCE COVERAGE

Section 16.01	Insurance	31

Article XVII

MISCELLANEOUS

Section 17.01	Notices	32
Section 17.02	Entire Agreement	33
Section 17.03	Waivers and Amendment	33
Section 17.04	Successors and Assigns	33
Section 17.05	No Third Party Beneficiaries	34
Section 17.06	Governing Law and Jurisdiction	34
Section 17.07	WAIVER OF JURY TRIAL	34
Section 17.08	Counterparts	35

Section 17.09	Severability	35
Section 17.10	Specific Performance	35
Section 17.11	Incontestability	36
Section 17.12	Expenses	36
Section 17.13	Treatment of Confidential Information	36
Section 17.14	Subcontractors	36
Section 17.15	No Additional Rights, Remedies or Obligations	36

SCHEDULES

Schedule I	Administrator Disaster Recovery Plans
Schedule II	Information Security Requirements
Schedule III	Reports
Schedule IV	Licensed Marks
Schedule V	Trademark License Terms and Conditions
Schedule VI	Insurance Coverage

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is made and entered into on December 31, 2020 by and between Massachusetts Mutual Life Insurance Company, a Massachusetts domiciled mutual life insurance company (“MassMutual”), and Great-West Life & Annuity Insurance Company, a Colorado domiciled life insurance company (“Purchaser” or the “Administrator”).

W I T N E S S E T H:

WHEREAS, pursuant to that Sale and Purchase Agreement, dated as of September 8, 2020 (the “Purchase Agreement”), by and between MassMutual and Purchaser, MassMutual, contemporaneously herewith, is transferring to the Purchaser, and the Purchaser is acquiring and agreeing to discharge, certain assets and liabilities associated with the Business (as defined in the Purchase Agreement) upon the terms and subject to the conditions set forth therein;

WHEREAS, contemporaneously herewith, MassMutual and the Administrator are entering into that certain Reinsurance Agreement, dated the date hereof (the “Reinsurance Agreement”), pursuant to which MassMutual has agreed to cede to the Administrator and the Administrator has agreed to accept and reinsure, the General Account Liabilities (as defined therein) on a one hundred percent (100%) coinsurance basis and the Separate Account Liabilities (as defined therein) on a one hundred percent (100%) modified coinsurance basis; and

WHEREAS, in furtherance of the transactions contemplated by the Purchase Agreement and the Reinsurance Agreement, MassMutual desires to appoint the Administrator to provide administrative and other services with respect to the Administered Business (as hereinafter defined), and the Administrator desires to provide such administrative and other services with respect to the Administered Business.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements set forth herein and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                             Definitions.  As used herein, the following terms have the respective meanings set forth in this Section 1.01:

“Action” means any claim, action, suit, arbitration, proceeding, formal investigation or formal inquiry by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.

“Actual Costs” means all out-of-pocket expenses and all allocable overhead expenses as reasonably determined by the Administrator or MassMutual, as applicable, in accordance with its respective internal accounting procedures, without mark-up and consistent with past practice, including employee compensation (including salary, bonus or other incentive compensation), benefits and facilities.

“Administered Business” means the portion of the Business associated with and including the Covered Insurance Policies, the Separate Accounts and the Reinsured Liabilities but excluding, for the avoidance of doubt, all Administered Excluded Liabilities.

“Administered Excluded Liabilities” means the Excluded Liabilities.

“Administrator” has the meaning set forth in the preamble.

“Administrator Disaster Recovery Plans” means the backup, business continuation and disaster recovery plans as set forth in Schedule I, as the same may be modified from time to time after the Closing by the Administrator to the extent the Administrator reasonably determines that such modifications are necessary in order for such plans to meet evolving technological and industry standards or to comply with applicable Law; provided that the requirements set forth on Schedule I are met at all times.

“Administrator Indemnified Parties” has the meaning set forth in Section 13.01.

“Affiliate” has the meaning set forth in the Purchase Agreement.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” has the meaning set forth in the Purchase Agreement.

“Applicable Privacy Laws” means Laws relating to privacy, information security, data protection, collection, use or other processing or exploitation of Data and other information or other data gathered, accessed, collected, used, processed or otherwise exploited or obtained by or on behalf of MassMutual or any of its Affiliates in connection with this Agreement, including any information or other Data that is subject to applicable provisions of insurance laws, regulations and substantive bulletins with respect thereto and privacy and information security laws, regulations and bulletins (including, for clarity and without limitation, the CCPA and any laws, regulation or bulletins promulgated by the New York State Department of Financial Services).

“Bank Accounts” has the meaning set forth in Section 7.03(a).

“Business” has the meaning set forth in the Purchase Agreement.

“Business Day” has the meaning set forth in the Purchase Agreement.

“Business Purpose” has the meaning set forth in Section 15.03(a).

“CCPA” has the meaning set forth in Section 15.03.

“Closing” has the meaning set forth in the Purchase Agreement.

“Closing Date” has the meaning set forth in the Purchase Agreement.

“Confidential Information” has the meaning set forth in the Reinsurance Agreement.

“Consumer Information” has the meaning set forth in Section 15.03.

“Coordinator” has the meaning set forth in Section 2.05.

“Covered Insurance Policies” has the meaning set forth in the Reinsurance Agreement.

“Customer Contract” has the meaning set forth in the Purchase Agreement.

“Customer Information” means any information or other data gathered, accessed, collected, used, processed or otherwise exploited or obtained by or on behalf of Administrator or its Affiliates in connection with this Agreement about or with respect to a participant in a Retirement Plan or other customer of the Business or that is subject to any insurance laws, regulations and substantive bulletins with respect thereto or privacy and information security laws, regulations and bulletins (including any Data or other information subject to such laws, regulations or bulletins, including, for clarity and without limitation, the CCPA and any laws, regulation or bulletins promulgated by the New York State Department of Financial Services), such Data and other information including name, street or mailing address, electronic mail address, telephone or other contact information, employer, social security or tax identification number, date of birth, driver’s license number, state identification card number, financial account, credit or debit card number, health and medical information or photograph or documentation of identity or residency (whether independently disclosed or contained in any disclosed document) and any other information deemed “nonpublic” and protected by any Applicable Privacy Law.

“Data” means Confidential Information or proprietary data of a Party and, in the case of MassMutual, Customer Information, collectively.

“Distributor” means any broker, broker-dealer, insurance agent, producer, distributor or other Person (in each case, other than any employee of MassMutual or its Affiliates) who markets or sells Covered Insurance Policies. For purposes of this definition, “employee of MassMutual or its Affiliates” shall not include any independent contractor who is otherwise considered a “statutory employee” under the Code.

“Effective Time” has the meaning set forth in the Reinsurance Agreement.

“Excluded Business” has the meaning set forth in the Purchase Agreement.

“Excluded Contract” means any Customer Contract for which the appointment of the Administrator to provide the Services in accordance with, and the other transactions contemplated by, this Agreement would, without the consent, waiver, novation or approval of any non-Affiliated Person that has not been obtained (or lapse of statutory or contractual period to object that has not occurred), (a) constitute a breach or other contravention thereof or (b) violate any Law.

“Excluded Liabilities” has the meaning set forth in the Reinsurance Agreement.

“Excluded Liabilities Services” has the meaning set forth in Section 2.01(b).

“Fund” means an underlying mutual fund or other pooled investment vehicle in which a Separate Account invests in connection with the Administered Business.

“Fund Servicing Agreement” means the Fund Servicing Agreement, dated as of April 1, 2014, between MassMutual and MML Investment Advisers, LLC.

“General Account Settlement Statement” has the meaning set forth in the Reinsurance Agreement.

“Governmental Authority” has the meaning set forth in the Purchase Agreement.

“Great-West Administrative Services Agreement” means the Administrative Services Agreement, dated as of August 1, 2012, as amended, between MML Investment Advisers, LLC, MML Distributors, LLC and GWFS Equities, Inc.

“Information Security Requirements” has the meaning set forth in Schedule II.

“Intellectual Property” has the meaning set forth in the Purchase Agreement.

“Investment Management Agreement” means any Contract between MassMutual and its Affiliates, on the one hand, and any Managed Account Adviser, on the other hand, providing for the management by such Managed Account Adviser of the assets held in any Separate Account.

“Investment Product Agreement” means any Contract between MassMutual and its Affiliates, on the one hand, and any Investment Product Provider, on the other hand, providing for the use of such Investment Product Provider’s Funds as investment options and the direct or indirect payment to MassMutual or its Affiliates of distribution services fees, administrative services fees, shareholder services fees or other payments related to the offering of such Funds as investment options under the Covered Insurance Policies, including participation agreements, administrative services agreements, services agreements and revenue sharing agreements; provided that none of the Services Agreement (as defined in the Purchase Agreement), the Fund Servicing Agreement or the Great-West Administrative Services Agreement shall be an “Investment Product Agreement.”

“Investment Product Provider” means the Funds and their respective investment advisers and underwriters.

“Jurisdiction” means any commonwealth, state or territory of the United States in which the Business is written during the Prior Period.

“Law” has the meaning set forth in the Purchase Agreement.

“Legal Action” has the meaning set forth in Section 9.03(a).

“Legally Required MassMutual Actions” means actions MassMutual is required by applicable Law to take without the Administrator acting on its behalf, if any, but only to the extent such actions are to be taken from and after the Closing, related to the Administered Business and would otherwise constitute a Service. For the avoidance of doubt, in no event shall the obligation of MassMutual to take any action listed in Section 3.03 constitute a Legally Required MassMutual Action.

“Liability” has the meaning set forth in the Purchase Agreement.

“Licensed Marks” has the meaning set forth in Schedule IV.

“Losses” has the meaning set forth in the Purchase Agreement.

“Material Breach” has the meaning set forth in Section 8.01(b).

“Managed Account Adviser” means an investment adviser to a managed Separate Account.

“MassMutual” has the meaning set forth in the preamble.

“MassMutual Indemnified Parties” has the meaning set forth in Section 13.02.

“New Business Period” means the period commencing at the Closing Date and ending on the New Business Termination Date.

“New Business Termination Date” means 11:59:59 p.m. New York time on the date that is [Redacted] after the Closing Date; provided that with respect to any Jurisdiction in which the Administrator has not obtained all Permits (including any insurance Permits) to write the same lines of business as the Administered Business on its own paper within [Redacted] after the Closing Date, notwithstanding Administrator’s commercially reasonable efforts to obtain such Permits, the “New Business Termination Date” shall be automatically extended until the earlier of (x) the receipt of such Permits and (y) the date that is [Redacted] after the Closing Date.

“New Insurance Policies” has the meaning set forth in the Reinsurance Agreement.

“Permit” has the meaning set forth in the Purchase Agreement.

“Person” has the meaning set forth in the Purchase Agreement.

“Plan ASA” means each Customer Contract that was part of the Business as of the Closing Date, other than (a) any Excluded Contract and (b) any Transferred Plan ASA.

“Prior Period” shall mean the [Redacted] period immediately preceding the Closing Date.

“Purchase Agreement” has the meaning set forth in the recitals.

“Purchaser” has the meaning set forth in the preamble.

“Recoverables” has the meaning set forth in the Reinsurance Agreement.

“Regulatory Action” has the meaning set forth in Section 9.01(a).

“Reinsurance Agreement” has the meaning set forth in the recitals.

“Reinsured Liabilities” has the meaning set forth in the Reinsurance Agreement.

“Representatives” has the meaning set forth in the Purchase Agreement.

“Retirement Plan” has the meaning set forth in the Purchase Agreement.

“Retirement Plan Sponsor” has the meaning set forth in the Purchase Agreement.

“SAP” has the meaning set forth in the Reinsurance Agreement.

“Separate Account Reserves” has the meaning set forth in the Reinsurance Agreement.

“Separate Accounts” has the meaning set forth in the Reinsurance Agreement.

“Services” has the meaning set forth in Section 2.01.

“Software” has the meaning set forth in the Purchase Agreement.

“Subcontractors” has the meaning set forth in Section 17.14.

“Tax” has the meaning set forth in the Purchase Agreement.

“Trademarks” has the meaning set forth in the Purchase Agreement.

“Transaction Agreements” means the Purchase Agreement and each of the Ancillary Agreements other than this Agreement.

“Transferred Plan ASA” means any Customer Contract which relates to a Covered Insurance Policy and which is assigned, novated or otherwise transferred to the Administrator or any of its Affiliates (whether at or following the Closing).

“Transition Services Agreement” has the meaning set forth in the Purchase Agreement.

“Triggering Event” has the meaning set forth in the Reinsurance Agreement.

“Virus” means any computer code or instruction that adversely affects the operation, security or integrity of Information Technology (as defined in the Purchase Agreement), including (a) time bombs, disabling features, drop dead devices, stop code or other software routines designed to disable computer software automatically with the passage of time, through remote activation or in any other manner, (b) viruses, Trojan horses, back door devices, worms or any other software routine or hardware component designed to permit unauthorized access, disable, erase or otherwise harm Information Technology or data or perform any other such harmful or unauthorized actions and (c) similar malicious code or data.

Section 1.02                             Interpretation.

(a)                                 As used in this Agreement, references to the following terms have the meanings indicated:

(i)                                     to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii)                                  to any contract (including this Agreement) is to the contract as amended, modified, supplemented or replaced from time to time;

(iii)                               to any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;

(iv)                              to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;

(v)                                 to any “copy” of any contract or other document or instrument are to a true and complete copy thereof;

(vi)                              to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vii)                           to the “date of this Agreement,” “the date hereof” and words of similar import refer to December 31, 2020; and

(viii)                        to “this Agreement” includes the Exhibits and Schedules to this Agreement.

(b)                                 Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The word “or” need not be disjunctive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)                                  Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

(d)                                 The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e)                                  References to a “party” hereto means MassMutual or the Administrator and references to “parties” hereto means MassMutual and the Administrator unless the context otherwise requires.

(f)                                   References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g)                                  The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h)                                 No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

(i)                                     All capitalized terms used without definition in the Exhibits and Schedules to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

APPOINTMENT; SERVICES; NOTIFICATION OF INTERESTED PARTIES

Section 2.01                             Appointment.

(a)                                 MassMutual hereby appoints the Administrator as of the Closing, to provide, and to act as its exclusive agent and in its name as attorney-in-fact with respect to, all matters required, necessary or appropriate to administer the Administered Business, including without limitation the services of the same type and scope of administrative services performed by MassMutual and its Affiliates during the Prior Period with respect to the Administered Business, including those services set forth in Schedule 2.01(a), all on the terms and subject to the limitations and conditions set forth herein, but excluding Legally Required MassMutual Actions and those services to be provided by MassMutual and its Affiliates pursuant to the terms of the Transition Services Agreement for such time as such services are obligated to be provided by MassMutual and its Affiliates in accordance with the Transition Services Agreement (collectively, the “Services”), subject to Section 2.01(c), and the Administrator hereby accepts such appointment and agrees to perform such Services at and following the Closing on behalf of and in the name of MassMutual. At all times during the term of this Agreement, the Administrator shall hold and maintain any and all Permits required to perform its duties and obligations under this Agreement on behalf of MassMutual. The intention of the parties is that the Administrator shall perform all Services in such a manner as to minimize the involvement of MassMutual and its Affiliates, subject only to requirements of applicable Law, if any, that require specific actions be taken by MassMutual or its Affiliates without the Administrator acting on its behalf. Unless specifically provided for in this Agreement or the Transition Services Agreement, and except for Legally Required MassMutual Actions, as between the parties, neither MassMutual nor its Affiliates shall be obligated to provide any services relating to the Administered Business.

(b)                                 MassMutual (i) agrees to notify the Administrator promptly upon discovery of any Administered Excluded Liabilities, and (ii) hereby appoints the Administrator as of the Closing, to provide, and to act as its agent and in its name as attorney-in-fact with respect to, all matters required, necessary or appropriate to administer the Administered Excluded Liabilities, including the services of the same type and scope of administrative services performed by MassMutual and its Affiliates during the Prior Period with respect to the portion of the Business associated with the Administered Excluded Liabilities, including those services set forth in Schedule 2.01(b), all on the terms and subject to the limitations and conditions set forth herein, but excluding Legally Required MassMutual Actions and those services to be provided by MassMutual and its Affiliates pursuant to the terms of the Transition Services Agreement for such time as such services are required to be provided by MassMutual and its Affiliates in accordance with the Transition Services Agreement (collectively, the “Excluded Liabilities Services”), and the Administrator hereby accepts such appointment and agrees to perform such Excluded Liabilities Services at and following the Closing on behalf of and in the name of MassMutual, to the extent it has been notified thereof in accordance with the terms of this Section 2.1(b).

(c)                                  If the Administrator relies on a Service (as defined in the Transition Services Agreement) that is provided by MassMutual or its Affiliate pursuant to the Transition Services Agreement in order for the Administrator or its Affiliates to provide a Service (as defined in this Agreement) or Excluded Liabilities Service under this Agreement, the Administrator shall have no obligation to provide such Service (as defined in this Agreement) or Excluded Liabilities Service, or have any liability in connection with the provision of that Service or Excluded Liabilities Service under this Agreement, to the extent MassMutual or its Affiliate has failed to provide such Service (as defined in the Transition Services Agreement) in accordance with the Transition Services Agreement and as a result prevented the Administrator from providing the affected Service or Excluded Liabilities Service under this Agreement; provided, however, that the Administrator shall give prompt written notice to MassMutual of any such failure and shall use commercially reasonable efforts to continue to provide the Service or Excluded Liabilities Service by the Administrator or its Affiliates under this Agreement despite such failure by MassMutual and its Affiliates. For clarity, the Administrator and its Affiliates are not excused under this Agreement to the extent a failure by MassMutual or its Affiliates under the Transition Services Agreement is caused by the Administrator or its Affiliates.

Section 2.02                             Power of Attorney.

(a)                                 Subject to the terms and conditions set forth herein, MassMutual hereby appoints and names the Administrator, acting through its authorized officers and employees, as MassMutual’s exclusive lawful attorney-in-fact, from and after the Closing for so long as the Administrator is authorized to perform the Services and solely to the extent necessary to provide the Services and the Excluded Liabilities Services, (a) to do any and all lawful acts that MassMutual might have done with respect to the Administered Business or the Administered Excluded Liabilities, and (b) to proceed by all lawful means (i) to perform any and all of MassMutual’s obligations with respect to the Administered Business and Administered Excluded Liabilities, (ii) to enforce any right and defend (in the name of MassMutual, when necessary) against any Liability arising from or relating to the Administered Business or the Administered Excluded Liabilities, (iii) subject to the limitations set forth in Article IX, to sue or defend (in the name of MassMutual, when necessary) any Action arising from or relating to the Administered Business or the Administered Excluded Liabilities, (iv) to collect any and all sums due or payable in respect of the Administered Business, including any and all Recoverables due or payable under or relating to the Covered Insurance Policies and the Separate Accounts, (v) to sign (in MassMutual’s name, when necessary) vouchers, receipts, releases and other papers in connection with any of the foregoing matters, (vi) to make rate and form filings to the extent permitted under Section 4.05, (vii) to take actions necessary to maintain the Covered Insurance Policies and the Separate Accounts in compliance with applicable Law and (viii) to do everything necessary in connection with the satisfaction of the Administrator’s obligations and the exercise of its rights under this Agreement.

(b)                                 In order to assist the Administrator in the performance of the Services and the Excluded Liabilities Services hereunder, as reasonably requested by the Administrator in writing from time to time, MassMutual shall deliver to the Administrator, in the form reasonably requested by the Administrator in writing, evidence of its appointment of the Administrator as its attorney-in-fact with respect to all matters required, necessary or appropriate to administer the Administered Business and the Administered Excluded Liabilities.

Section 2.03                             Notification of Interested Parties.  The Administrator shall send to (a) contract holders of the Covered Insurance Policies and (b) any applicable service providers, custodians, Distributors, mutual fund organizations or other counterparties, as required by applicable Law or any Transferred Plan ASA or as reasonably directed by MassMutual in writing, a written notice prepared by the Administrator and reasonably acceptable to MassMutual, advising that the Administrator has been appointed by MassMutual to provide the Services and, if applicable, the Excluded Liabilities Services. The Administrator shall send such written notice at its own expense promptly after receipt of MassMutual’s approval thereof.

Section 2.04                             Ongoing Communications.  MassMutual shall make available to the Administrator such letterhead, printed forms, stationary and other documentation of MassMutual as may be reasonably required by the Administrator to perform the Services and the Excluded Liabilities Services; provided, however, that in the event Administrator requests any such letterhead, printed forms, stationary or other documents that are not in MassMutual’s possession and must be created or produced by a third party, Administrator will reimburse MassMutual for the Actual Costs incurred in connection with the creation or production thereof in connection with the Services (but not the Excluded Liabilities Services). Any use of such letterhead, printed forms, stationary and other documentation by the Administrator for communications with contract holders of the Covered Insurance Policies, Retirement Plan participants and other Persons in respect of the Covered Insurance Policies and the Services shall be subject to the terms of this Agreement.

Section 2.05                             Coordinators.  As of the Effective Time, each of the Parties shall appoint and provide written notice to the other Party pursuant to Section 17.01 of the name, title and contact information for an individual who shall be a current officer or employee of such Party or an Affiliate thereof and whom will serve as such Party’s primary contact point with respect to issues that may arise out of the performance of this Agreement (each, a “Coordinator”). The Parties may replace their respective Coordinator by giving notice pursuant to Section 17.01 to the other Party stating the name, title and contact information for the new Coordinator. Subject to Section 9.05, each Coordinator will have responsibility on behalf of its respective Party to communicate and coordinate with the other Coordinator with respect to this Agreement. The Parties shall cause the Coordinators to meet, either in person or telephonically, at least once quarterly, or more frequently if mutually agreed upon, to discuss the status of the Services and the Excluded Liabilities Services, and to manage open issues related to this Agreement and performance hereunder.  In the event there is any open issue that is time critical (in the reasonable judgment of the requesting Coordinator) or a dispute arises between the Parties under this Agreement, the Coordinators shall meet as soon as reasonably practicable and shall use commercially reasonable efforts and work together in good faith to resolve any disagreements or disputes between the Parties as expeditiously as possible.

ARTICLE III

NEW INSURANCE POLICIES AND RENEWALS

Section 3.01                             Authority.

(a)                                 Subject to Section 3.04, MassMutual hereby authorizes and grants the Administrator the exclusive authority, (i) from the Closing Date until the termination of the New Business Period, to quote, market, sell, underwrite, issue, renew or assume in the name of MassMutual (including in the name of any successor to MassMutual by merger or otherwise) binders, endorsements, riders, policies and certificates constituting New Insurance Policies in MassMutual’s name, and (ii) from the Closing Date until the date that all services provided under the Transition Services Agreement have terminated, renew in the name of MassMutual (including in the name of any successor to MassMutual by merger or otherwise) those Covered Insurance Policies with stated terms to renew during such period. The Administrator hereby agrees that from and after the Closing Date until the date on which it obtains all approvals (or deemed approvals) in making policy form and rate filings in its own name with the applicable insurance Governmental Authority in all jurisdictions in which (i) MassMutual is licensed to conduct the Administered Business and (ii) the Administrator intends to write the same lines of business as the Administered Business on its own paper, the Administrator shall use commercially reasonable efforts to promptly obtain all such approvals (or deemed approvals) in making policy form and rate filings with the applicable insurance Governmental Authority in all such jurisdictions. Subject to the Reinsurance Agreement and in accordance with the terms thereof, all New Insurance Policies shall be automatically ceded (effective immediately upon issuance thereof) by MassMutual to the Administrator (in its capacity as “Reinsurer” under the Reinsurance Agreement), and reinsured by the Administrator (in its capacity as “Reinsurer” under the Reinsurance Agreement) in accordance with the terms of the Reinsurance Agreement.

(b)                                 The Administrator shall have the sole and exclusive right to make decisions with respect to the issuance of New Insurance Policies and renewal of Covered Insurance Policies in accordance with Section 3.01(a) and the non-renewal, cancellation or termination of Covered Insurance Policies, in each case, subject to compliance with applicable Law and the terms and conditions set forth in the applicable Covered Insurance Policies, the Reinsurance Agreement and this Agreement.

(c)                                  With regard to the exclusive authority and rights of the Administrator set forth in Section 3.01(a) and Section 3.01(b), the Administrator shall assume all responsibility and bear all costs in respect of (i) all underwriting with respect to the effectuation of the New Insurance Policies, (ii) the processing of transactions applicable to the effectuation, renewal, non-renewal or termination of the Covered Insurance Policies, (iii) providing all notices of non-renewal or termination by MassMutual, (iv) the filing of amendments to any policy form or policy rate, including any application, endorsement or rider, applicable to the Covered Insurance Policies with Governmental Authorities and (v) all other administrative obligations with respect to the effectuation, renewal, non-renewal or termination of the Covered Insurance Policies.

(d)                                 Within ten (10) Business Days after the end of each quarter, the Administrator shall provide MassMutual with a report setting forth a summary of the New Insurance Policies and renewals of Covered Insurance Policies effectuated by the Administrator in MassMutual’s name pursuant to Section 3.01(a).

(e)                                  Notwithstanding the foregoing, (i) MassMutual shall have, and nothing in this Section 3.01 in any way limits, the right and ability to add new participants to the Covered Insurance Policies at any time to the extent required pursuant to the terms of such Covered Insurance Policies, and (ii) the Administrator shall have, and nothing in this Section 3.01 in any way limits, the right and ability to add new participants to the Covered Insurance Policies prior to and after the New Business Termination Date to the extent not prohibited pursuant to the terms of such Covered Insurance Policies.

Section 3.02                             Marketing Activities.

(a)                                 The Administrator may develop and use new marketing and sales materials for the New Insurance Policies.  Prior to use thereof, the Administrator shall (i) provide MassMutual with copies of all such materials for its review and approval and (ii) obtain the written consent of MassMutual prior to the use of such new marketing and sales materials, such consent not to be unreasonably withheld, condition or delayed; provided, however, the Administrator shall not be subject to the requirements set forth in this Section 3.02(a) to the extent such new marketing materials and sales materials only modify relevant phone numbers, addresses and/or other similar factual information included in such materials.

(b)                                 The Administrator shall have responsibility for, and shall bear all costs, expenses and liabilities associated with, all activities relating to the marketing and sale of the New Insurance Policies and renewals of Covered Insurance Policies by the Administrator, in the name of MassMutual, including developing, printing and distributing marketing materials, and training agents and other Distributors.

Section 3.03                             MassMutual Licenses; Certain Actions.  MassMutual shall:

(a)                                 from the Effective Time until the last day of the New Business Period (or, with respect to renewals, until the date on which all services provided under the Transition Services Agreement have terminated), maintain all Permits required under applicable Law to enable the Administrator and its applicable Affiliates to renew Covered Insurance Policies and write New Insurance Policies on the paper of MassMutual;

(b)                                 from the Effective Time until the date on which all services provided under the Transition Services Agreement have terminated, refrain from amending or surrendering any insurance Permits of MassMutual necessary or required to renew the Covered Insurance Policies or issue New Insurance Policies;

(c)                                  for the duration of this Agreement, cooperate with the Administrator in making filings for amendments to policy forms or policy rates, including any application, endorsement or rider, applicable to the Covered Insurance Policies provided the Administrator reimburses MassMutual’s Actual Costs related to such assistance and cooperation;

(d)                                 for the duration of this Agreement, cooperate with the Administrator in making policy form and rate filings with, and obtaining the approval (or deemed approval) of, the applicable insurance Governmental Authority in all jurisdictions in which MassMutual is licensed to conduct the Administered Business, in each case, as necessary to effect the transition of the Administered Business from approved policy forms and rates of MassMutual to approved policy forms and rates of the Administrator or an insurance company Affiliate of the Administrator; provided that the Administrator shall reimburse MassMutual’s Actual Costs related to such assistance and cooperation; and

(e)                                  for the duration of this Agreement, maintain all Permits required under applicable Law to enable the Administrator to administer the Administered Business.

Section 3.04                             Termination of Authority.  The authority granted to the Administrator under Section 3.01(a) may be terminated by MassMutual, upon written notice to the Administrator: (a) in the event that the Administrator assigns or delegates its underwriting authority with respect to such New Insurance Policies to any Person (other than an Affiliate) without the prior written consent of MassMutual (which consent may be withheld in MassMutual’s sole discretion); (b) in the event that the Administrator issues any New Insurance Policies outside of any Jurisdiction in which MassMutual is appropriately licensed to issue any such New Insurance Policy, provided that MassMutual has satisfied its obligations under Section 3.3 with respect to such licensure; (c) in the event that the Reinsurance Agreement is terminated or the Administrator is unable, as reinsurer under the Reinsurance Agreement, to reinsure New Insurance Policies under the Reinsurance Agreement; (d) in the event that the Administrator becomes insolvent or is placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there is instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, to take possession of its assets or assume control of its operations; (e) in the event that this Agreement is terminated; (f) in the event the Administrator exercises the authority granted under Section 3.01(a) in a manner that (i) is materially inconsistent with the standards set forth in Section 4.01(a) and (ii) could reasonably be expected to materially interfere with the business, assets, liabilities, obligations, financial condition, results of operations or reputation of MassMutual or its Affiliates, and such failure is not cured within thirty (30) days after written notice by MassMutual of such failure; (g) upon the occurrence or continuation of a Triggering Event; or (j) in the event that MassMutual exercises it recapture rights under the Reinsurance Agreement.

ARTICLE IV

STANDARDS AND PROVISION OF SERVICES

Section 4.01                             Standards and Licenses for Services.

(a)                                 The Administrator acknowledges that the performance of the Services in an accurate and timely manner is of paramount importance to MassMutual. In accordance with the terms of this Agreement, the Administrator shall perform the Services and the Excluded Liabilities Services (i) with a level of attentiveness substantially comparable or higher to that which the Administrator exercises in the execution of services similar to the Services on its own behalf and for third parties, (ii) in good faith and with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, and (iv) in accordance in all material respects with (A) the terms and conditions of the Covered Insurance Policies and (B) all applicable Laws.

(b)                                 For the duration of this Agreement, the Administrator hereby covenants that it shall, at its sole cost and expense, as an independent contractor:

(i)                                     employ and retain staff or Subcontractors with the requisite experience, skill and expertise to perform the Services it is obligated to perform hereunder, in a manner consistent with the standards set forth in Section 4.01(a) and using the Administrator’s or its Subcontractors’ facilities, systems and equipment, except with respect to such facilities, systems and equipment of MassMutual and its Affiliates that they use to provide Services (as defined in the Transition Services Agreement) to the Administrator in accordance with the Transition Services Agreement; and

(ii)                                  own, hold, possess and maintain all Permits that are necessary for the provision by the Administrator of the Services;

provided that, subject to compliance with applicable Law and the terms and conditions set forth in the applicable Covered Insurance Policies, the Administrator shall be permitted to pay the fees of any Managed Account Adviser under any Investment Management Agreement out of the funds of the applicable Separate Account.

Section 4.02                             Decision Authority.                                        Notwithstanding anything in this Agreement to the contrary, MassMutual shall retain the ultimate authority to make all decisions with respect to the Administered Business to the extent necessary to comply with applicable Law or to prevent any effect that could reasonably be expected to materially interfere with the business, assets, liabilities, obligations, financial condition, results of operations or reputation of MassMutual and its Affiliates, taken as a whole; provided, that in exercising such right, MassMutual shall act in good faith, taking into account the intent of the parties to, and the stated purpose of, this Agreement and the Transaction Agreements.

Section 4.03                             Legally Required MassMutual Actions.  MassMutual shall be responsible for the performance of all Legally Required MassMutual Actions; provided, that all Actual Costs associated with such Legally Required MassMutual Actions to the extent incurred by MassMutual solely in connection with the Administered Business (and not in connection with any other business of MassMutual and its Affiliates) shall be paid or reimbursed by the Administrator. To the extent either party becomes aware of any Legally Required MassMutual Action, such party will give the other party notice of such Legally Required MassMutual Action, and the Administrator will reasonably cooperate with MassMutual to assist it in performing such Legally Required MassMutual Action.  Notwithstanding the foregoing, nothing in this Agreement shall require the Administrator to provide legal advice to MassMutual.

Section 4.04                             Collection of Recoverables.

(a)                                 The Administrator, on behalf of MassMutual, shall (i) transfer to each applicable Separate Account any Recoverables attributable to such Separate Account and (ii) pay any amounts to be paid out of each Separate Account in accordance with the terms of the applicable Covered Insurance Policy, in each case to the extent required by terms of the applicable Covered Insurance Policy.

(b)                                 If any Recoverables attributable to a Separate Account are received by MassMutual, such amounts shall be paid to the Administrator for deposit into such Separate Account. If any Recoverables not attributable to a Separate Account are received by MassMutual, such amounts shall be paid to the Administrator in accordance with the Reinsurance Agreement.

Section 4.05                             Product Filings.  The Administrator shall have the authority to make filings with respect to the Covered Insurance Policies with applicable Governmental Authorities, in the name of and on behalf of MassMutual, to apply for amendments to any policy form or policy rate, including any application, endorsement or rider; provided, that (i) the Administrator shall deliver to MassMutual copies of any filings it makes with Governmental Authorities relating to the Covered Insurance Policies not later than ten (10) Business Days prior to making such filings and (ii) any such amendment which could reasonably be expected to materially interfere with the business, assets, liabilities, obligations, financial condition, results of operations or reputation of MassMutual or any of its Affiliates shall require the prior written consent of MassMutual, such consent not to be unreasonably withheld, conditioned or delayed. MassMutual shall cooperate with the Administrator in seeking approval of any filing made pursuant to this Section 4.05; provided, that all Actual Costs associated with such actions shall be paid or reimbursed by the Administrator.

Section 4.06                             Independent Contractor.  For all purposes hereof, except as explicitly set forth herein, the Administrator shall at all times act as an independent contractor and the Administrator and its Affiliates, on the one hand, and MassMutual and its Affiliates, on the other hand, shall not be deemed an agent, employee, representative or fiduciary of one another, nor shall this Agreement or the Services or any activity or any transaction contemplated hereby be deemed to create any partnership or joint venture between the parties or among their Affiliates. The Administrator and its Representatives are not eligible for, nor may they participate in, any employee benefit plans of MassMutual or any of its Affiliates.

Section 4.07                             Additional Covenants of MassMutual.

(a)                                 From and after the Effective Time, except as otherwise required to comply with applicable Law and subject to any applicable terms and conditions of the Reinsurance Agreement and the applicable Covered Insurance Policies, MassMutual shall (i) not voluntarily amend, modify or terminate any Investment Product Agreements (including with respect to any Fund option) or any Investment Management Agreements, in each case, to the extent related to the Covered Insurance Policies in any manner without the Administrator’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; and (ii) not initiate or, without the prior written consent of Administrator, voluntarily consent to any termination, modification or amendment of any Investment Product Agreement between MassMutual and an Investment Product Provider or any Investment Management Agreement between MassMutual and a Managed Account Adviser, in each case, to the extent related to the Covered Insurance Policies, if such termination, modification or amendment would (A) materially reduce any amounts paid to MassMutual pursuant to administrative, distribution or other service arrangements in place with respect to the applicable Funds or (B) materially and adversely affect the terms on which the applicable Funds are available for investment under the Covered Insurance Policies, including by making a Fund unavailable, reducing the services provided by a Fund or making administrative changes that would materially increase the cost of the Administrator hereunder. To the extent such knowledge does not originate with the Administrator, MassMutual shall provide the Administrator with prompt notice after MassMutual becomes aware of any written proposal by any counterparty to any Investment Product Agreement or Investment Management Agreement to terminate any such Investment Product Agreement or Investment Management Agreement or to amend or reduce or increase any amounts payable under any such Investment Product Agreement or Investment Management Agreement with respect to the Covered Insurance Policies.

(b)                                 From and after the Effective Time, the Administrator may request MassMutual to (i) enter into new Investment Product Agreements with Investment Product Providers that MassMutual does not have existing agreements with as of the Effective Time, providing for such Investment Product Providers to make their Funds available as investment options within the Separate Accounts and (ii) make additional Funds or Fund share classes available as investment options within the Separate Accounts under Investment Product Agreements between MassMutual and Investment Product Providers, and MassMutual shall use commercially reasonable efforts to take such actions, subject to compliance with Applicable Law and the terms and conditions set forth in the Reinsurance Agreement and the applicable Covered Insurance Policies; provided that all Actual Costs associated with such actions shall be paid or reimbursed by the Administrator; provided, further, that MassMutual shall not be required to take any action pursuant to this Section 4.07(b) to the extent that the Administrator may take such action pursuant to the power of attorney granted to the Administrator under Section 2.02.

ARTICLE V

SEPARATE ACCOUNTS

Section 5.01                             Access and Control.  The Administrator shall be the exclusive administrator of the Separate Accounts, and shall have the right to alter the terms and plan of operations of the Separate Accounts in accordance with the terms of such Separate Accounts, the

Covered Insurance Policies and applicable Law. Except as expressly provided in this Agreement, MassMutual agrees not to control or access the Separate Accounts.

Section 5.02                             Cloning of Separate Accounts.  Subject to applicable Law and the terms of the Covered Insurance Policies, the Administrator shall have the authority to amend the terms and plan of operation of any Separate Account to provide for the exclusive investment of such Separate Account’s assets in a separate account established by the Administrator.

ARTICLE VI

PAYMENT FOR SERVICES AND EXCLUDED LIABILITIES SERVICES

Section 6.01                             Fees for Services.  [Redacted]

Section 6.02                             Excluded Liabilities Services.  MassMutual shall reimburse the Administrator for Actual Costs incurred by the Administrator in the performance of the Excluded Liabilities Services. Promptly after the end of each calendar month, the Administrator shall prepare and deliver to MassMutual an invoice setting forth the amount reimburseable to the Administrator under this Section 6.02, if any. The Administrator shall also provide MassMutual with copies of reasonable supporting documentation for amount to be reimbursed.  All undisputed amounts reflected in an invoice provided pursuant to this Section 6.02 shall be due and payable within thirty (30) days following receipt thereof by MassMutual.

ARTICLE VII

REPORTS; BUSINESS RECORDS; BANK ACCOUNTS

Section 7.01                             Reports.  As of and following the Closing, the Administrator shall collect, prepare and/or provide, as applicable:

(a)                                 all information and documentation set forth in Schedule III, and deliver such information and documentation to MassMutual in the manner set forth in Schedule III and in accordance with the timeframes set forth therein; and

(b)                                 any other information or documentation reasonably requested by MassMutual in connection with the Administered Business to enable MassMutual to comply with any applicable Laws or Covered Insurance Policies and Separate Accounts, and deliver such information and documentation on a timely basis in order for MassMutual to comply with any filing deadlines required by applicable Law or any Covered Insurance Policy or Separate Account; and

(c)                                  On a quarterly basis, a report containing a summary of any examinations or Actions initiated by a Governmental Authority or other Person relating to the Administered Business in a form reasonably acceptable to MassMutual.

Section 7.02                             Business Records and Access to Business Records.

(a)                                 During the term of this Agreement, each of the parties shall, and shall cause its respective Affiliates to, preserve, until such date as may be required by such party’s standard document retention policies (or such later date as may be required by applicable Law), all records related to the Administered Business and Administered Excluded Liabilities possessed or to be possessed by such Person.  During such period, upon any reasonable request from a party or its Representatives, the party holding such records shall (i) provide to the requesting party or its Representatives reasonable access to such records during normal business hours; provided that such access shall not unreasonably interfere with the conduct of the business of the party holding such records, and (ii) permit the requesting party or its Representatives to make copies of such records, in each case, at no cost to the requesting party or its Representatives (other than for reasonable out of pocket expenses). Nothing herein shall require either party to disclose any information to the other if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law (it being understood that the disclosing party shall, and shall cause its Affiliates to, use commercially reasonable efforts to enable such information to be furnished or made available to the requesting party or its Representatives without so jeopardizing privilege or contravening such applicable Law including by entering into a customary joint defense agreement or common interest agreement) or require either party to disclose its Tax records or any personnel or related records. Such records may be sought under this Section 7.02(a) for any reasonable business or regulatory purpose, including to the extent reasonably required in connection with accounting, litigation, federal securities disclosure, governmental or regulatory inquiry, investigation or filing, or other similar purpose (other than for purposes relating to claims between MassMutual and the Administrator or any of their respective Affiliates under this Agreement or any Transaction Agreement). Notwithstanding the foregoing, any and all such records may be destroyed by a party (but not prior to the date such records must be held in accordance with applicable Law) if such destroying party sends to the other party written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless the other party notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith.

(b)                                 As of and following the Closing, the Administrator shall assume responsibility for maintaining accurate and complete books and records of all transactions following the Closing pertaining to the Administered Business and the Administered Excluded Liabilities and all data used by the Administrator in the performance of Services and the Excluded Liabilities Services required under this Agreement, including claims filed in respect of the Covered Insurance Policies and any documents relating thereto, any communications with any Governmental Authority, complaint logs, billing and collection files, files containing actuarial data and all other data used by the Administrator in performance of the Services and the Excluded Liabilities Services. All such books and records shall be maintained by the Administrator (i) in accordance with any and all applicable Laws and (ii) in accordance with the Administrator’s internal record retention procedures and policies.  All original books and records with respect to the Administered Business and the Administered Excluded Liabilities shall be or remain the property of MassMutual; provided, that the Administrator shall continue to have custody of such books and records for so long as is reasonably required for the Administrator to carry out its duties under this Agreement and shall be permitted to make and retain copies of such books and records. Notwithstanding anything herein to the contrary, ownership of Customer Lists (as defined in the Purchase Agreement) shall be as set forth in the Purchase Agreement.

(c)                                  The Administrator shall maintain facilities and procedures that are in accordance with applicable Law and commercially reasonable standards of insurance recordkeeping for safekeeping the books and records maintained by the Administrator or its Affiliates that pertain to the Administered Business and the Administered Excluded Liabilities.  The Administrator shall back up all of its computer files relating to the Administered Business and the Administered Excluded Liabilities and otherwise used in the performance of the Services and the Excluded Liabilities Services under this Agreement on a daily basis and shall maintain back-up files in an off-site location.

(d)                                 The Administrator shall cooperate with any Governmental Authority having jurisdiction over MassMutual in providing access to the books and records referenced in this Section 7.02. MassMutual shall cooperate with any Governmental Authority having jurisdiction over the Administrator in providing access to the books and records referenced in this Section 7.02.

Section 7.03                             Bank Accounts.

(a)                                 During the term of this Agreement, the Administrator may establish and maintain one or more accounts in the name of MassMutual with banking institutions as necessary to allow the Administrator to provide the Services and the Excluded Liabilities Services (the “Bank Accounts”). The Administrator shall have the exclusive authority over the Bank Accounts including the exclusive authority to (i) designate the authorized signatories on the Bank Accounts, (ii) issue checks and drafts on and make deposits in the Bank Accounts in the name of MassMutual and (iii) make withdrawals from the Bank Accounts in the name of MassMutual.

(b)                                 MassMutual shall do all things necessary to (x) enable and authorize the Administrator to use the Company’s existing lockboxes with respect to the Covered Insurance Policies and (y) enable the Administrator to open, maintain and access the Bank Accounts, including executing and delivering such depository resolutions and other documents as may be requested from time to time by the banking institutions; provided, that the Administrator shall reimburse MassMutual for any reasonable out-of-pocket costs and expenses incurred by MassMutual in connection with such efforts.  MassMutual agrees that without the Administrator’s prior written consent it shall not make any changes to the authorized signatories on the Bank Accounts nor attempt to withdraw any funds therefrom.

(c)                                  The Administrator shall provide and own all funds deposited in the Bank Accounts, including all interest income earned on the funds deposited in the Bank Accounts, and be solely responsible for all fees, costs and expenses of the Bank Accounts, and in no event shall MassMutual have any obligation to provide funding for the Bank Accounts or be responsible for any fees, costs or expenses associated therewith.  The Administrator shall ensure that the Bank

Accounts are funded as necessary to satisfy its payment obligations under the Reinsurance Agreement and this Agreement.

Section 7.04                             Remittances.

(a)                                 If the Administrator or any of its Affiliates receives any remittance or other payment that it is not entitled to under the terms of this Agreement or any Transaction Agreement, the Administrator or such Affiliate shall hold such remittance or other payment in trust for the benefit of MassMutual or the applicable Separate Account, as the case may be, endorse any such remittance to the order of MassMutual or the applicable Separate Account, as the case may be, and promptly, but in any event, within ten (10) Business Days of the date on which Administrator or its applicable Affiliate identifies that it is not entitled to such remittance or other payment, transfer such remittance or other payment to MassMutual or to the applicable Separate Account, as the case may be.

(b)                                 MassMutual shall promptly notify the Administrator in writing of any payments received by MassMutual from a third party that relate to the Administered Business. MassMutual shall transfer such amounts to the Administrator as soon as reasonably practicable to the account or accounts designated by the Administrator in writing, but in no event later than ten (10) Business Days following the date on which MassMutual identifies that such payment relates to the Administered Business.

ARTICLE VIII

INABILITY OR FAILURE TO PERFORM SERVICES

Section 8.01                             Inability or Failure to Perform Services. Without limiting the Administrator’s disaster recovery obligations under this Agreement or any other Transaction Agreement, and without limiting any of MassMutual’s remedies, by this Article VIII:

(a)                                 Except as provided in Section 8.02 and Section 10.02, in the event that the Administrator is unable to perform all or a portion of the Services or the Excluded Liabilities Services for any reason for a period that could reasonably be expected to exceed ten (10) Business Days, the Administrator shall promptly provide notice to MassMutual of its inability to perform the applicable Services or the Excluded Liabilities Services. Upon such notice, the Administrator shall obtain, and MassMutual shall cooperate with Administrator in obtaining, an alternative means of providing the Services or the Excluded Liabilities Services reasonably acceptable to MassMutual. In such event, the Administrator shall be responsible for all costs (other than any such costs that are Actual Costs attributable to the Excluded Liabilities Services, which shall be included as part of the amount reimbursed by MassMutual pursuant to Section 6.02) incurred in providing such alternative services and otherwise restoring the Services or the Excluded Liabilities Services (as applicable).

(b)                                 In the event that the Administrator commits [Redacted] Material Breaches (as such term is defined below) with respect to any individual Service or Excluded Liabilities Service (as applicable) during any [Redacted] period, the Administrator shall obtain an alternative means of providing the impacted Service or the Excluded Liabilities Service (as applicable) reasonably acceptable to MassMutual. In such event, the Administrator shall be responsible for all costs incurred in providing such alternative services and otherwise restoring the Service or the Excluded Liabilities Service (as applicable). The term “Material Breach” shall mean, with respect to any Service or Excluded Liabilities Services, the failure of the Administrator to perform such Service or Excluded Liabilities Service (as applicable), the occurrence of which is not subject to a good faith dispute between the Parties, that remains in existence thirty (30) days after receipt by the Administrator of MassMutual’s written notice of such failure, which failure shall not have been cured within such thirty (30) day period; provided, however that if the Administrator can demonstrate that, despite having used its commercially reasonable efforts to cure such failure within the thirty (30) day period, it has not been able to effect such a cure, MassMutual may, at its sole discretion, grant the Administrator additional time in which to effect such a cure.  The failure of the Administrator to cure such Material Breach by the end of each successive thirty (30) day period following the initial thirty (30) day cure period contemplated by the prior sentence shall be deemed an additional Material Breach for purposes of this Section 8.01(b).

(c)                                  In the event that a third party administrator is engaged in accordance with Section 8.01 and the Administrator subsequently determines that it is capable of performing the Services or the Excluded Liabilities Services (as applicable) subcontracted to such third party administrator, the parties agree that the Administrator shall replace the third party administrator and resume its performance of such Services or Excluded Liabilities Services; provided that in the event that a third party administrator is engaged in accordance with Section 8.01(b), then with respect to the Services or Excluded Liabilities Services provided by such third party administrator, the Administrator shall be required to reasonably demonstrate its ability to perform such Services or Excluded Liabilities Services prior to resuming performance of such Services or Excluded Liabilities Services.

Section 8.02                             Force Majeure.  Notwithstanding any other provisions of this Agreement to the contrary, no party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure, error or delay in fulfilling or performing any term of this Agreement when and to the extent such failure, error or delay is caused by or results from acts of God or third party or by circumstances beyond their control, including, without limitation, acts of governmental, regulatory or military authority, national emergencies, civil unrest, riots, strikes, labor stoppages or slowdowns or other industrial disturbances, mechanical breakdown, the outbreak or escalation of war, military action, sabotage or acts of terrorism, the failure or unavailability of transportation, communication or power supply, earthquakes, hurricanes, tropical storms, floods, fires or other natural disasters, the outbreak and ongoing effects of contagious disease, epidemic or pandemic, or extreme market volatility or trading volumes.

Section 8.03                             Errors.  The Administrator shall, at its own expense, correct any errors in the Services or the Excluded Liabilities Services caused by it as promptly as practicable following notice thereof from MassMutual or any other Person or upon discovery thereof by the Administrator.

ARTICLE IX

REGULATORY ACTIONS AND LEGAL ACTIONS

Section 9.01                             Regulatory Actions.

(a)                                 If MassMutual or the Administrator receives notice of, or otherwise becomes aware of, any Regulatory Action (as defined below), MassMutual or the Administrator, as applicable, shall promptly notify the other party thereof. The term “Regulatory Action” shall mean any examination or Action initiated by a Governmental Authority related to either the Administered Business or the Administered Excluded Liabilities other than (i) requests from Governmental Authorities regarding Plan ASAs, (ii) Actions which a party does not reasonably believe that either it or the other party is the target of such Action, and (iii) Actions relating to liens or levies.

(b)                                 The Administrator shall have the sole authority to respond to and resolve all Regulatory Actions to the extent relating to the Administered Business and the Administered Excluded Liabilities; provided, however, that the Administrator shall provide its proposed response to MassMutual for its prior review and comment; provided, further, that any response regarding any such Regulatory Action that is directed to or otherwise involves MassMutual or any of its Affiliates or that relates to the Administered Excluded Liabilities shall be subject to MassMutual’s prior review and approval (which shall not be unreasonably withheld), which shall be deemed to have been given unless the Administrator receives notice of objection to such proposed response within ten (10) Business Days after receipt of such proposed response by MassMutual. The Administrator shall not settle or compromise any Regulatory Action without MassMutual’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person by MassMutual or any of its Affiliates, (ii) the sole relief provided is monetary damages that are paid in full by the Administrator and no culpability is found on the part of, and a full and complete release is provided to, the MassMutual and its Affiliates, (iii) the settlement does not encumber any of the assets of MassMutual or its Affiliates or contain any restriction or condition that would apply to or adversely affect MassMutual or its Affiliates or the conduct of business by MassMutual and its Affiliates; and (iv) such Regulatory Action does not relate to Excluded Business.

(c)                                  Except as set forth in Sections 9.01(b) and 9.02, the Administrator shall supervise and control the defense and/or settlement of all Regulatory Actions, at its own cost and expense (except as set forth in the Purchase Agreement or Reinsurance Agreement) with respect to the Administered Business and at the cost and expense of MassMutual (MassMutual shall reimburse the Administrator of its Actual Costs in accordance with Section 6.02) with respect to the Administered Excluded Liabilities, and in the name of MassMutual when necessary.

(d)                                 At MassMutual’s request, the Administrator shall provide MassMutual with a report of any pending Regulatory Actions covered under this Section 9.01, summarizing the nature of any such pending Regulatory Actions, the alleged actions or omissions, if any, giving rise to such Regulatory Actions and copies of any files or other documents that MassMutual may reasonably request in connection with its review of such matters.

Section 9.02                             Defense of Regulatory Actions.

(a)                                 Subject to Section 9.02(b) and the last sentence of Section 9.01(b), in the case of any Regulatory Action that: (i) relates to the Administered Business which could reasonably be expected to materially interfere with the business, assets, liabilities, obligations, financial condition, results of operations or reputation of MassMutual or any of its Affiliates or (ii) relates to the Administered Excluded Liabilities, the parties agree to cooperate and mutually agree to an appropriate response to such Regulatory Action, including mutually agreeing as to which party should respond.

(b)                                 Notwithstanding Sections 9.01(b) and 9.02(a), MassMutual, upon written notice to the Administrator, shall have the right, at its sole cost and expense, at any time to assume sole and exclusive control over the response, defense, settlement or other resolution of any Regulatory Action (x) that could be expected, in MassMutual’s reasonable opinion, to materially interfere with the business, assets, liabilities, obligations, financial condition, results of operations or reputation of MassMutual and its Affiliates, (y) if the failure of MassMutual to assume sole and exclusive control over the response, defense, settlement or other resolution of such Regulatory Action could be expected, in MassMutual’s reasonable opinion, to have a materially adverse effect on the relationship of MassMutual or any of its Affiliates with any Governmental Authority or (z) that also relates to the Administered Excluded Liabilities or the Excluded Business or any other business of MassMutual and its Affiliates (other than the Administered Business), in which case MassMutual shall have the right to assume sole and exclusive control over the response, defense, settlement or other resolution of the portion of such Regulatory Action that relates to the Administered Excluded Liabilities or the Excluded Business or such other business of MassMutual and its Affiliates; provided that, in the case of the foregoing clause (z), if the response, defense, settlement or other resolution of such Regulatory Action cannot reasonably be separated, MassMutual shall have the right to assume sole and exclusive control over the response, defense, settlement or other resolution of such Regulatory Action if it predominately relates to the Administered Excluded Liabilities or the Excluded Business or such other business of MassMutual and its Affiliates; provided, further, that (i) MassMutual shall not settle or compromise such Regulatory Action to the extent it relates to the Reinsured Business under the Reinsurance Agreement without the Administrator’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person by the Administrator or any of its Affiliates, (B) the sole relief provided is monetary damages that are paid in full by MassMutual and no culpability is found on the part of, and a full and complete release is provided to, the Administrator and its Affiliates, and (C) there are no continuing operational requirements that could reasonably be expected to materially interfere with the performance of the Services or Excluded Liabilities Services by the Administrator; and (ii) MassMutual shall be solely responsible for all costs and expenses incurred by it in connection with its control over the response, defense, settlement or other resolution of such Regulatory Action.

(c)                                  The Administrator shall have the right at its sole expense to engage its own separate legal representation and to participate fully in, but not control, any such defense, settlement, or compromise assumed by MassMutual. MassMutual shall provide to the Administrator a copy of any proposed response to a Governmental Authority for the

Administrator’s review prior to submitting such proposed response to such Governmental Authority and shall consider in good faith any reasonable recommendations of the Administrator that are provided to MassMutual in a timely fashion.

Section 9.03                             Notice of Litigation.

(a)                                 The Administrator shall promptly notify MassMutual of any litigation, arbitration or other legal proceeding (other than a Regulatory Action) that has been instituted or threatened in writing under any Covered Insurance Policy or Separate Account or that names MassMutual as a party and is related to any Administered Business or the Administered Excluded Liabilities (each a “Legal Action”) and in no event more than five (5) Business Days after receipt or notice thereof.

(b)                                 MassMutual shall promptly notify the Administrator of any Legal Action made, brought or threatened to be made or brought against MassMutual after the Effective Time to the extent known to it and not made against or served on the Administrator as administrator hereunder, and in no event more than five (5) Business Days after receipt or notice thereof, and shall promptly furnish to the Administrator copies of all pleadings in connection therewith.

Section 9.04                             Defense of Litigation.

(a)                                 Subject to Section 9.04(c), the Administrator shall supervise and control the investigation, contest, defense or settlement of all Legal Actions, at its own cost and expense (except as set forth in the Purchase Agreement or Reinsurance Agreement) with respect to the Administered Business and at the cost and expense of MassMutual with respect to Administered Excluded Liabilities, and in the name of MassMutual when necessary; provided, that the Administrator shall provide MassMutual with sufficient opportunity to comment on its handling of any Action.

(b)                                 Notwithstanding anything in this Agreement to the contrary, MassMutual shall have the right to engage its own separate legal representation, at its own expense, and to participate fully in the defense of any Legal Action relating to the Administered Business with respect to which MassMutual is a named party to the extent that such Legal Action, if successful, could reasonably be expected to materially interfere with the business, assets, liabilities, obligations, financial condition, results of operations or reputation of MassMutual or any of its Affiliates without waiving any right to indemnification or payment that it may have under the terms of the Purchase Agreement, the Reinsurance Agreement or this Agreement. The Administrator and MassMutual shall use commercially reasonable efforts to cooperate with each other with respect to the administration of any such Legal Action; provided, that the Administrator shall reimburse MassMutual for any reasonable out-of-pocket costs and expenses incurred by MassMutual in connection with such efforts, except to the extent that MassMutual has exercised its right to exclusively supervise and control such Legal Action pursuant to clause (c) of this Section 9.04. With respect to the Administered Business, the Administrator shall not settle or compromise any Legal Action without MassMutual’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (a) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person by MassMutual or any of its Affiliates, (b) the sole relief provided is monetary damages that are paid in full by the Administrator and no culpability is found on the part of, and a full and complete release is provided to, MassMutual and its Affiliates, (c) the settlement does not encumber any of the assets of MassMutual or its Affiliates or contain any restriction or condition that would apply to or adversely affect MassMutual or its Affiliates or the conduct of business by MassMutual and its Affiliates; (d) such Legal Action neither is certified, nor seeks certification, as a class action; and (e) such Legal Action does not relate to Excluded Business.

(c)                                  Notwithstanding anything to the contrary in this Article IX, with respect to the Administered Business, MassMutual, upon written notice to the Administrator, shall have the right at any time to assume sole and exclusive control over the response, defense, settlement or other resolution of any Legal Action (other than Regulatory Actions brought by any Governmental Authority, which are the subject of Sections 9.01 and 9.02) (i) that seeks an order, injunction or other equitable relief against MassMutual or any of its Affiliates; (ii) that has been certified, or seeks certification, as a class action; (iii) that, if successful, could reasonably be expected to materially interfere with the business, assets, liabilities, obligations, financial condition, results of operations or reputation of MassMutual or any of its Affiliates; or (iv) to the extent such Legal Action relates solely to the Excluded Business; provided, that if MassMutual assumes control over the resolution of any Legal Action pursuant to sub-clauses (i) through (iv) of this clause (c) to Section 9.04, (x) MassMutual shall be solely responsible for all costs and expenses incurred by it in connection with the resolution of such Legal Action and any increased liability of the Administrator under the Reinsurance Agreement resulting from MassMutual’s control thereof, (y) the Administrator shall have the right to engage its own separate legal representation, at its own expense, and to participate in, but not control, the defense of any such Legal Action, and (z) MassMutual shall keep the Administrator reasonably informed of the progress of such Legal Action relating to the Administered Business.  MassMutual shall not settle or compromise any such Legal Action without the Administrator’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (1) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person by the Administrator or any of its Affiliates, (2) the sole relief provided is monetary damages that are paid in full by MassMutual and no culpability is found on the part of, and a full and complete release is provided to, the Administrator and its Affiliates, (3) the settlement does not encumber any of the assets of the Administrator or its Affiliates or contain any restriction or condition that would apply to or adversely affect the Administrator or its Affiliates or the conduct of business by the Administrator and its Affiliates; and (4) such Legal Action neither is certified, nor seeks certification, as a class action.

(d)                                 Notwithstanding anything to the contrary in this Article IX, MassMutual, upon written notice to the Administrator, shall have the right at any time to assume sole and exclusive control over the response, defense, settlement or other resolution of any Legal Action that relates primarily to the Administered Excluded Liabilities (other than Regulatory Actions brought by any Governmental Authority, which are the subject of Sections 9.01 and 9.02). Notwithstanding anything to the contrary in this Article IX, with respect to the Administered Excluded Liabilities, the Administrator shall not settle or compromise any Legal Action without MassMutual’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 9.05                             Cooperation.  Each party shall use commercially reasonable efforts to cooperate with and assist the controlling party in responding to, defending, prosecuting and settling any examination or Action under this Article IX; provided, that neither party shall be required to disclose any information to the other if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law (it being understood that the disclosing party shall, and shall cause its Affiliates to, use commercially reasonable efforts to enable such information to be furnished or made available to the requesting party or its Representatives without so jeopardizing privilege or contravening such applicable Law including by entering into a customary joint defense agreement or common interest agreement); provided, further, that, except as set forth in this Article IX, the Administrator shall reimburse MassMutual for any reasonable out-of-pocket costs and expenses incurred by MassMutual in connection with such efforts. Notwithstanding anything to the contrary contained in this Agreement, neither MassMutual nor the Administrator shall have the authority to institute, prosecute or maintain any legal or regulatory proceeding on behalf of the other party without the prior written consent of such other party, except as expressly contemplated in this Agreement.

ARTICLE X

DURATION; TERMINATION

Section 10.01  Duration.  This Agreement shall become effective as of the Closing and shall continue until the earlier of (a) the date on which the Reinsurance Agreement is terminated in accordance with the terms thereof and (b) the date on which this Agreement is terminated in accordance with the provisions of Section 10.02.

Section 10.02 Termination.

(a)                                 Subject to the provisions regarding survivability set forth in Section 10.04, this Agreement shall terminate:

(i)                                     at any time upon the mutual written consent of the parties, which writing shall state the effective date of the termination and relevant terms of termination;

(ii)                                  automatically, upon the effective date of the recapture of all of the Covered Insurance Policies by MassMutual pursuant to the Reinsurance Agreement; or

(iii)                               at the option of MassMutual, upon written notice to the Administrator, in the event that the Administrator becomes subject to liquidation, rehabilitation, receivership, or similar proceedings in any jurisdiction.

(b)                                 Upon termination of this Agreement pursuant to Section 10.02(a), the Administrator shall, at the Administrator’s sole cost and expense, cooperate fully in the prompt transfer of the applicable Services and any Excluded Liabilities Services and books and records and other materials maintained by the Administrator related to such Services and Excluded Liabilities Services (or, where required by applicable Law, copies thereof) to MassMutual or such third party administrator, as applicable, such that MassMutual or such third party administrator shall be able to perform the applicable Services without interruption following termination of this Agreement.

(c)                                  This Agreement is subject to immediate termination in its entirety at the option of MassMutual upon written notice to the Administrator, in the event of material breach by the Administrator of the terms of this Agreement that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, obligations, financial condition, results of operations or reputation of MassMutual or its Affiliates, and such failure is not cured within [Redacted] after written notice by MassMutual of such failure. Additionally, this Agreement may be suspended with respect to any individual Service, at the option of MassMutual upon written notice to the Administrator, in the event the Administrator fails to maintain any Permit required to perform such Service and such failure has had or could reasonably be expected to have a material impact on the business, assets, liabilities, obligations, financial condition, results of operations or reputation of MassMutual or any of its Affiliates, and such failure is not cured within [Redacted] after written notice by MassMutual of such failure; provided that Administrator may re-instate such Service immediately upon cure of such failure and delivery of written notice to MassMutual thereof.

Section 10.03  Termination of Excluded Liabilities Services.

(a)                                 MassMutual may terminate the Administrator’s provision of Excluded Liabilities Services under this Agreement at any time by providing the Administrator with written notice at least ten (10) Business Days in advance of such termination.

(b)                                 The Administrator may terminate its obligations under this Agreement to provide Excluded Liabilities Services in the event that MassMutual is more than sixty (60) days delinquent in paying any undisputed portion of the reimbursement that is due and owing to the Administrator pursuant to Section 6.02.

Section 10.04 Survival. Notwithstanding the other provisions of this Article X, Article I, Article XI and Article XIII and Article XVII shall remain in full force and effect after the termination of this Agreement.

ARTICLE XI

OPERATIONS; INTELLECTUAL PROPERTY

Section 11.01 Operations.

(a)                                 The Administrator acknowledges and agrees that it is solely responsible for all information technology systems, hardware, software and other Intellectual Property, data, personnel, facilities and all other assets and resources required to provide the Services, except to the extent obligated to be provided by MassMutual in accordance with the Transition Services Agreement, subject to Section 2.01(c) herein.

(b)                                 Subject to the terms and conditions of this Agreement and Applicable Privacy Law, (i) each party, on behalf of itself and its Affiliates, hereby grants to the other party, a non- exclusive, fully paid-up, royalty-free, non-transferable (except in accordance with Section 17.04), worldwide license under the Intellectual Property (other than Trademarks) owned or licensable (without further payment or obligation) by such granting party and such party’s Affiliates solely with respect to data of the other Party that that is (1) mutually agreed as reasonably required for the Administrator to provide the Services, or (2) for MassMutual to receive the Services, in each case, solely for the purpose of, as applicable, as reasonably required for providing or receiving the Services, in each case, as set forth in and in accordance with this Agreement, (ii) the rights granted to Administrator under this Section will be sublicensable only to Administrator’s Affiliates and its and their authorized service providers with a need to know for purposes of permitted subcontracted services under this Agreement, and (iii) rights granted to MassMutual under this Section will be sublicensable by MassMutual only to MassMutual’s Affiliates and its service providers and its customers and their reasonable sublicenses. Such licenses will terminate at such time as the related Service(s) are no longer provided or received under this Agreement.

(c)                                  Unless otherwise agreed in writing by the parties, each party shall remain the sole and exclusive owner of all right, title and interest in and to all Intellectual Property (including all derivative works, modifications and enhancements thereof) and Data owned by such party that is made available to the other party in connection with the Services. As between the parties, any Intellectual Property and Data created or developed in connection with the provision of the Services, including any and all data collected, generated or otherwise obtained by or on behalf of the Administrator in connection with this Agreement, other than Intellectual Property and Data developed solely by Administrator solely for the purpose of operating Administrator’s Service environment and platform without reference to MassMutual Intellectual Property, shall be owned solely by MassMutual. Promptly upon MassMutual’s request, the Administrator shall provide true copies of all such Data owned by MassMutual to MassMutual, in the reasonably specified general format requested by MassMutual.

Section 11.02 Use of Trademarks. The terms and conditions for use of Trademarks of MassMutual are as set forth on Schedule V.

ARTICLE XII

DISASTER RECOVERY

Section 12.01  Disaster Recovery.

(a)                                 For as long as Services are provided hereunder, at no cost to MassMutual, the Administrator shall, and shall cause its Affiliates to, maintain and adhere to the Administrator Disaster Recovery Plans. As part of the Services, the Administrator shall implement the Administrator Disaster Recovery Plans. Such Administrator Disaster Recovery Plans shall be designed for the continuation of Services, including recovery of any Customer Information and the Administrator’s operating environment and telecommunications infrastructure as necessary to provide the Services without material interruption or material degradation of service quality. If the Administrator’s test of the Administrator Disaster Recovery Plans would reasonably be expected to impact MassMutual’s or its Affiliates’ information technology systems or require MassMutual’s participation, MassMutual shall be provided at least five (5) Business Days’ prior written notice of such testing. The Administrator will live test its Administrator Disaster Recovery Plans at least yearly in a reasonably comprehensive manner, promptly remediate any deficiencies or defects found in accordance with this Section 12.01(a) as determined by Administrator to be necessary or appropriate, consistent with Administrator’s obligations under this Article XI and Schedules I and I-2, and promptly upon request provide to MassMutual a reasonably detailed written summary of the annual testing performed and findings thereof. In the event any identified deficiencies might materially adversely impact the Services, MassMutual may request information regarding Administrator’s proposed resolution of such deficiencies and Administrator will reasonably consider MassMutual’s concerns and use commercially reasonable efforts to implement such changes as are mutually agreed.

(b)                                 In the event of a business interruption, the Administrator shall promptly implement the Administrator Disaster Recovery Plans, as appropriate.

ARTICLE XIII

INDEMNIFICATION

Section 13.01  Indemnification by MassMutual.  MassMutual shall defend, indemnify and hold harmless the Administrator, its Affiliates and their respective Representatives, successors and assigns (collectively, the “Administrator Indemnified Parties”) from and against any and all Losses incurred, imposed on, sustained or suffered by any of the Administrator Indemnified Parties, to the extent resulting from, arising out of or relating to any breach or failure to perform of any covenant or agreement of MassMutual contained in this Agreement.

Section 13.02 Indemnification by the Administrator. The Administrator shall defend, indemnify and hold harmless MassMutual, its Affiliates and their respective Representatives, successors and assigns (collectively, the “MassMutual Indemnified Parties”) from and against any and all Losses incurred, imposed on, sustained or suffered by any of the MassMutual Indemnified Parties, to the extent resulting from, arising out of or relating to: (a) any breach or failure to perform any covenant or agreement of the Administrator contained in this Agreement, (b) any violations of applicable Law by the Administrator or its Affiliates in connection with its performance hereunder and (c) the provision of the Services by the Administrator or its Affiliates; provided that under no circumstances shall the foregoing indemnity apply with respect to any Losses to the extent arising from, relating to, or in connection with the authorized use of any Trademarks licensed to the Administrator pursuant to this Agreement; provided, further, that the Administrator shall in no event be required to indemnify and hold harmless the MassMutual Indemnified Parties for Losses related to the Administered Excluded Liabilities in an amount [Redacted]. For the avoidance of doubt, the Administrator shall not be liable to MassMutual for any acts, errors or omissions in performing the Services and the Excluded Liabilities Services to the extent such acts, errors or omissions (i) were directed by MassMutual in writing, (ii) to the extent resulted from or arose out of MassMutual’s or its Affiliates’ acts, errors or omissions under the Transition Services Agreement with respect to Services (as defined in the Transition Services Agreement) that the Administrator relies on in order for the Administrator or its Affiliates to provide a Service (as defined in this Agreement) under this Agreement, and as a result prevented the Administrator from providing the affected Service under this Agreement; provided, however, that the Administrator shall to give prompt written notice to MassMutual of any such failure and shall use commercially reasonable efforts to continue to provide such Service by Purchaser or its Affiliates under this Agreement despite such failure by MassMutual or its Affiliates under the Transition Services Agreement (for clarity, Purchaser and its Affiliates are not excused under this Agreement to the extent a failure by

MassMutual or its Affiliates under the Transition Services Agreement is caused by the Administrator or its Affiliates).

Section 13.03  Certain Procedures.  In respect of any claim for indemnification hereunder, the procedures and requirements set forth in Sections 8.04(c), 8.04(d), 8.04(e), 8.04(f) and 8.05 of the Purchase Agreement, shall, to the extent applicable, apply mutatis mutandis to this Article XII.

Section 13.04 Relationship with Reinsurance Agreement. Nothing contained in this Article XIII is intended to supersede any provision of the Reinsurance Agreement.

ARTICLE XIV

COOPERATION; REGULATORY MATTERS

Section 14.01  Cooperation.  The parties shall use commercially reasonable efforts to cooperate in order that the duties assumed by the Administrator hereunder will be effectively, efficiently and promptly discharged, and will not take any actions that would frustrate the intent of the transactions contemplated by this Agreement or any Transaction Agreement. In accordance with the foregoing, each party shall, at all reasonable times under the circumstances, make available to the other party properly authorized personnel for the purpose of consultation and decision.

Section 14.02 Compliance of the Covered Insurance Policies and Separate Accounts. MassMutual and Administrator agree to cooperate fully with each other and any Governmental Authorities in maintaining the Covered Insurance Policies and the Separate Accounts in compliance in all material respects with applicable Law.  If the Administrator determines that any of the Covered Insurance Policies or the Separate Accounts are not in material compliance with applicable Law, the Administrator shall so notify MassMutual and, in consultation with MassMutual, take whatever action is reasonably necessary to bring such Covered Insurance Policies or Separate Accounts into compliance with applicable Law. The Administrator shall prepare any necessary amendments to such Covered Insurance Policies and shall prepare any necessary filings for the purpose of obtaining the approval of Governmental Authorities for such amendments. Unless otherwise directed by MassMutual, MassMutual shall provide the Administrator with all access codes and other authorizations necessary to enable it to make such filings on MassMutual’s and the Separate Accounts’ behalf.

ARTICLE XV

PRIVACY; INFORMATION SECURITY

Section 15.01 Generally. The Administrator shall, and shall cause its Affiliates and its and their respective Representatives and Subcontractors, as applicable, to, comply with Applicable Privacy Laws and with the Information Security Requirements set forth in Schedule II attached hereto. The Administrator shall appoint a single point of contact with sufficient knowledge and experience to ensure compliance of this Agreement with respect to Applicable Privacy Laws, Customer Information and other Data generated, collected or otherwise obtained in connection with this Agreement (subject to Section 11.01(c)) and serve as a single point of contact with MassMutual on such matters in connection with this Agreement. The Administrator shall only use (and not otherwise exploit) and disclose Customer Information and any other Data generated, collected or otherwise obtained in connection with this Agreement (subject to Section 11.01(c)) to the extent necessary for the performance of the Services and to fulfill its obligations under the Covered Insurance Policies or this Agreement. The Administrator may de-identify, aggregate or anonymize the foregoing Data, provided that any such de- identified, aggregated or anonymized Data will be subject to the same use limitations set forth in the immediately preceding sentence hereto. The Administrator acknowledges and agrees that all Customer Information and any other Data generated, collected or otherwise obtained in connection with this Agreement (subject to Section 11.01(c)) constitutes Confidential Information of MassMutual to which the provisions of Section 17.13 apply, except to the extent such provisions are inconsistent with Article XV and Schedule II, which prevail with respect to Customer Information and any other Data generated, collected or otherwise obtained in connection with this Agreement (subject to Section 11.01(c)).

Section 15.02 Compliance with the California Consumer Privacy Act. Administrator acknowledges MassMutual may provide Personal Information of California Consumers (the “Consumer Information”) to Administrator for the purpose of receiving the Services, and such Consumer Information may be subject to the California Consumer Privacy Act of 2018 (the “CCPA”), Cal. Civ. Code, Section 1798.100. For the purposes of this Section 15.02, “Personal Information” and “California Consumers” have their respective meanings as set forth in 1798.140 of the CCPA. Solely with respect to any such Personal Information, Administrator represents and agrees that:

(a)                                 it functions as a service provider to MassMutual and it provides the Services to MassMutual for the business purpose of enabling the ongoing administration of the Covered Insurance Policies, Separate Accounts and Reinsured Liabilities (the “Business Purpose”);

(b)                                 it will only retain, use or disclose the Consumer Information received from MassMutual for the purpose of providing the Services to MassMutual and for the Business Purpose, and it may not use, disclose or otherwise exploit the Consumer Information for any other purpose beyond the uses contemplated by Section 15.01 herein; and

(c)                                  promptly following the Effective Date, the Parties agree to cooperate to develop reasonable policies, procedures and standard work to ensure each Party is able to meet its obligations pursuant to applicable privacy laws, including to comply with the CCPA.

ARTICLE XVI

INSURANCE COVERAGE

Section 16.01  Insurance.   The Administrator shall, at its sole cost and expense, obtain from an insurance company or companies and maintain in force at all times during the performance of the Services, the minimum insurance coverages set forth in Schedule VI. The insurance companies selected by the Administrator pursuant to this Article XVI shall have a

Best’s Financial Performance Rating of A- or higher and a Financial Size Category of VIII or higher, unless otherwise approved in writing by MassMutual.

ARTICLE XVII

MISCELLANEOUS

Section 17.01  Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b)                                               when sent by facsimile (with written confirmation of transmission) or email or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a party may have specified by notice given to the other party pursuant to this provision):

to MassMutual:

Massachusetts Mutual Life Insurance Company

1295 State St.

Springfield, Massachusetts 01111

Email:	[Redacted]
Attention:	[Redacted]

with copies (which shall not constitute notice to MassMutual for the purposes of this Section 17.01) to:

Massachusetts Mutual Life Insurance Company

1295 State St.

Springfield, Massachusetts 01111

Email:	[Redacted]
Attention:	[Redacted]

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Facsimile:	[Redacted]
Email:	[Redacted]
Attention:	[Redacted]

to the Administrator:

Great-West Life & Annuity Insurance Company

8525 East Orchard Road

Greenwood Village, Colorado 80111

Email:	[Redacted]
Attention:	[Redacted]

with a copy (which shall not constitute notice to the Administrator for the purposes of this Section 17.01) to:

Eversheds Sutherland (US) LLP

1114 Avenue of the Americas, 40th Floor

New York, New York 10036

Facsimile:	[Redacted]
Email:	[Redacted]
Attention:	[Redacted]

Section 17.02 Entire Agreement. This Agreement, together with the Schedules referred to herein, the Purchase Agreement and the Ancillary Agreements and the Confidentiality Agreement (as defined in, and subject to Section 5.02(f) of, the Purchase Agreement), and any other documents delivered pursuant hereto or thereto, constitute the entire agreement among the parties and their respective Affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 17.03 Waivers and Amendment. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment, by the parties, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

Section 17.04 Successors and Assigns. Except as expressly permitted elsewhere in this Agreement, neither this Agreement nor any of the rights, interests or obligations under it may be assigned, delegated, sublicensed or transferred by either of the parties, in whole or in part, to any other Person, without the prior written consent of the other party, and any attempted or purported assignment in violation of this Section 17.04 will be null and void; provided, that Administrator may, upon written notice to but without the consent of MassMutual, assign, delegate, sublicense or transfer any or all of its rights or obligations hereunder, to any of its Affiliates controlled by the Administrator; provided, further, that no such action shall relieve it of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 17.05 No Third Party Beneficiaries. Except as provided in Article XIII with respect to the Administrator Indemnified Parties and the MassMutual Indemnified Parties, nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or Liabilities upon any Person other than the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 17.06  Governing Law and Jurisdiction.

(a)                                 This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of New York, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

(b)                                 Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the federal courts of the United States located in the Southern District of the State of New York or, if such courts do not have jurisdiction, the state courts of the State of New York sitting in the Borough of Manhattan (“New York Courts”) in any Action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the New York Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the New York Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final and non-appealable judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 17.01 or in any other manner permitted by applicable Law.

Section 17.07 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTY NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 17.07. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 17.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile, e-mail of a .pdf attachment, generally recognized e-signature technology (e.g., DocuSign or Adobe Sign) or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Section 17.09 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.  Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 17.10 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 17.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 17.10 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 17.10 before exercising any other right under this Agreement.

Section 17.11 Incontestability. In consideration of the covenants and agreements contained herein, each party hereby agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each party hereby agrees that it shall not contest in any respect the validity or enforceability hereof.

Section 17.12 Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, MassMutual and its Affiliates, on the one hand, and the Administrator and its Affiliates, on the other, shall each bear their respective direct and indirect fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement, the Purchase Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, including, all fees and expenses of their respective Representatives.

Section 17.13 Treatment of Confidential Information.  The parties agree that, other than as contemplated by this Agreement or any Transaction Agreement and to the extent permitted or required to implement the transactions contemplated by this Agreement and the Transaction Agreements, the parties will keep confidential and will not use or disclose the other party’s Confidential Information and the terms and conditions of this Agreement, including the exhibits and schedules hereto, except (x) as otherwise required by applicable Law or any order or ruling of any state insurance regulatory authority or any other Governmental Authority, (y) as may be required to be disclosed in the financial statements of such party or any of its Affiliates or (z) such disclosure as may be required in connection with any dispute resolution proceeding between the parties in respect hereof.

Section 17.14 Subcontractors. The Administrator may subcontract to any Person for the performance of any services that the Administrator is to provide hereunder (a “Subcontractor”) without the prior written consent of MassMutual; provided, that in no event shall any subcontracting relieve the Administrator from any of its obligations or Liabilities hereunder, and the Administrator shall remain responsible for all obligations or Liabilities of such Subcontractor with respect to the providing of such services or services as if provided by the Administrator and the Administrator shall remain liable for the acts and omissions of any such Subcontractor in providing such services as though such acts and omissions were Administrator’s; and provided further that Administrator shall notify MassMutual in writing of the appointment of such Subcontractor within ten (10) Business Days of the appointment thereof. In the event MassMutual reasonably objects to the appointment of such Subcontractor by Administrator that is not an Affiliate of Administrator, the parties will negotiate in good faith to either replace the Subcontractor or alter the terms of such subcontract to the reasonable satisfaction of MassMutual.

Section 17.15 No Additional Rights, Remedies or Obligations. Nothing in this Agreement shall alter the rights, remedies or obligations of the parties pursuant to the Purchase Agreement.

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IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the date first set forth above.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: [Redacted]
Name: [Redacted]
Title: [Redacted]

[Signature Page to Administrative Services Agreement (Non-New York Reinsurance)]

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By: [Redacted]
Name: [Redacted]
Title: [Redacted]

[Signature Page to Administrative Services Agreement

(Non-New York Reinsurance)]